Exhibit 99.1

Cascade Microtech Reports

Third Quarter 2011 Results

Third Quarter Revenue of $23.8 million

Operational Restructuring Programs Successfully Completed

Divested the Sockets Business

Announced a Stock Repurchase Plan

Guiding Increased Revenue and Profits for Q4 2011

BEAVERTON, Ore.—(MARKETWIRE)—November 1, 2011—Cascade Microtech, Inc. (NASDAQ:CSCD) today reported financial results for the third quarter ended September 30, 2011.

Financial summary from the third quarter:

Operating results from continuing operations for the quarter ended September 30, 2011 were as follows:

•

Revenue of $23.8 million. Revenues are below the guidance range due to the sale of the Sockets business which was sold in the third quarter and delays in station shipments due primarily to customer timing.

•	The Sockets business will now be accounted for as a discontinued operation.

•	Gross margin of 37.1%.

–	Reflects $0.4M of planned factory consolidation costs and lower revenue.

•	Operating expenses of $12.8 million.

–	Research and development expenses increased due primarily to the timing of R&D projects and lower government grants.

–	Increases in selling, general and administrative expenses were primarily attributed to planned restructuring costs of $2.2 million associated with vacating leased facilities.

•	Loss from operations of $4.0 million after $2.6 million of restructuring/special charges and $1.7 million of depreciation, amortization and stock based compensation expenses.

•	Net loss from continuing operations of $3.6 million or $0.24 per share for Q3 2011.

•	Book-to-bill ratio of approximately 1.0.

“Q3 was an extremely active quarter for Cascade Microtech. We divested the non-strategic Sockets business, completed the factory consolidations on time and within budget, moved our corporate headquarters as we consolidated our Oregon facilities, announced a stock repurchase program, and recently introduced two new products,” said Michael Burger, President and CEO of Cascade Microtech. “During the quarter, we experienced some revenue impact in our Systems business primarily due to customer timing. Despite the softness of revenue in Q3, we generated positive cash flows from operations and lowered future overhead costs to position the company for improved financial performance.”

Financial outlook

We anticipate that Q4 2011 revenues will be in the range of $25.0 million to $29.0 million. This would result in an earnings range of $0.05 loss per share to $0.10 earnings per share, on a fully diluted basis, assuming no significant changes in foreign exchange rates.

The company will host a conference call beginning at 2 p.m. PDT (5 p.m. EDT) on Tuesday, November 1, 2011, to discuss its results for the third quarter ended September 30, 2011.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 8 p.m. EDT at this same internet address. (For a telephone replay available after 8 p.m. EDT dial: 888-286-8010, international: 617-801-6888, passcode: 36619507).

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to revenue in the fourth quarter of 2011 and the comments by Mr. Burger regarding revenue and earnings (loss) per share impact related to customer push-outs, strong backlog that positions the Company for the fourth quarter and beyond, and lower overhead costs that position the Company for improved financial performance are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including: changes in demand for the Company’s products; changes in product mix; the timing of shipments and customer orders; inability to achieve anticipated reductions of overhead; constraints on supplies of components; excess or shortage of production capacity; difficulties or unexpected costs or delays in the integration of the operations, employees, products, sales channels, strategies, and technologies of acquired businesses; potential failure of the expected market opportunities to materialize; the potential inability to realize expected benefits and synergies of acquisitions and the potential diversion of management’s attention from our existing business as well as that of acquired businesses; potential adverse effects of acquisitions on relationships with our existing suppliers, customers or partners; and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About Cascade Microtech, Inc.

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise contact, electrical measurement and test of integrated circuits (ICs), optical devices and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, ICs, IC packages, circuit boards and modules, MEMS, 3D TSV, LED devices and more. Cascade Microtech’s leading-edge stations, probes, probe-cards and integrated systems deliver precision accuracy and superior performance both in the lab and during production manufacturing of high-speed and high-density semiconductor chips. For more information visit; www.cascademicrotech.com.

FOR MORE INFORMATION, CONTACT:

Jeff A. Killian

Cascade Microtech, Inc.

(503) 601-1280

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CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,	Year to Date Ended September 30,
	2011	2011	2010	2011	2010
Revenue	$23,750	$26,549	$24,424	$77,312	$66,556
Cost of sales	14,942	16,439	14,431	47,599	42,412

Gross profit	8,808	10,110	9,993	29,713	24,144

Operating expenses:
Research and development	3,175	2,687	2,860	8,937	8,886
Selling, general and administrative	9,444	8,827	6,557	25,471	23,444
Amortization of purchased intangibles	204	203	200	610	580

	12,823	11,717	9,617	35,018	32,910

Income (loss) from operations	(4,015)	(1,607)	376	(5,305)	(8,766)

Other income (expense):
Interest income, net	20	12	9	51	54
Other, net	435	(167)	(437)	251	12

	455	(155)	(428)	302	66

Loss from continuing operations before income taxes	(3,560)	(1,762)	(52)	(5,003)	(8,700)

Income tax expense (benefit)	(9)	145	41	239	(303)

Net loss from continuing operations	(3,551)	(1,907)	(93)	(5,242)	(8,397)
Net loss from discontinued operations, net of tax	(1,777)	(117)	(260)	(2,004)	(2,209)

Net loss	$(5,328)	$(2,024)	$(353)	$(7,246)	$(10,606)

Basic and diluted net loss per share from continuing operations:	(0.24)	(0.13)	(0.01)	(0.36)	(0.59)
Basic and diluted net loss per share from discontinued operations:	(0.12)	(0.01)	(0.02)	(0.14)	(0.16)

Basic and diluted net loss per share:	$(0.36)	$(0.14)	$(0.02)	$(0.50)	$(0.75)

Shares used in basic and diluted per share calculations:	14,713	14,611	14,361	14,618	14,232

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$13,537	$21,871
Marketable securities	1,570	870
Restricted cash	1,508	1,704
Accounts receivable, net	19,056	19,718
Inventories	24,150	20,764
Prepaid expenses and other	4,076	2,032

Total current assets	63,897	66,959

Long-term investments	3,482	—
Fixed assets, net	9,550	9,973
Purchased intangible assets, net	2,532	3,142
Goodwill	1,007	985
Other assets	2,902	3,486

	$83,370	$84,545

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	6,511	6,384
Deferred revenue	3,975	3,338
Accrued liabilities	8,297	6,293

Total current liabilities	18,783	16,015

Deferred revenue	143	109
Other long-term liabilities	4,542	2,815

Total liabilities	23,468	18,939

Stockholders’ equity:
Common stock	92,333	91,112
Accumulated other comprehensive loss	(483)	(804)
Accumulated deficit	(31,948)	(24,702)

Total stockholders’ equity	59,902	65,606

	$83,370	$84,545